Exhibit 99.1

Revlon Reports Second Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--July 28, 2011--Revlon, Inc. (NYSE: REV) today announced results for the second quarter ended June 30, 2011.

Second quarter 2011 results compared to second quarter 2010:

  Net sales of $351.2 million compared to $327.7 million, an increase of 7.2%. Excluding favorable foreign currency fluctuations of $10.5 million, second quarter 2011 net sales increased 4.0%.
  Operating income of $47.8 million compared to $47.3 million.
  Net income of $6.5 million, or $0.12 per diluted share, compared to $16.4 million, or $0.31 per diluted share. During the second quarter of 2011, the Company refinanced its bank credit facilities. As a result, the second quarter of 2011 included charges of $11.3 million, before tax, related to the early extinguishment of debt.
  Adjusted EBITDA1 of $63.3 million compared to $61.7 million.
  Net cash used in operating activities was $20.8 million compared to net cash provided by operating activities of $9.3 million; free cash flow2 was negative $24.2 million compared to positive $5.3 million. Cash flow in the second quarter of 2011 was impacted primarily by the timing of cash interest payments on the Company’s term loan debt with total interest payments in the quarter of $41.0 million as compared to $24.4 million in the second quarter of 2010.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis, said, “In the second quarter of 2011, consistent with our strategy of driving profitable growth, we delivered top line growth of 4%, while supporting our brands at appropriate levels and maintaining competitive operating margins. From a marketplace perspective, we introduced successful, innovative, high-quality, consumer-preferred products into the global marketplace, and our acquisition of Sinful Colors is transitioning well and performing to expectations. In the quarter, we improved our capital structure by refinancing our bank credit facilities, reducing the interest rates on our debt and extending maturities.”

Second Quarter 2011 Results

Note: The results of operations related to Sinful Colors are included in the Company's consolidated financial statements commencing on the date of acquisition, March 17, 2011.

Net sales in the second quarter of 2011 were $351.2 million, an increase of $23.5 million, or 7.2%, compared to $327.7 million in the same period last year. Excluding favorable foreign currency fluctuations of $10.5 million, net sales increased by $13.0 million, or 4.0%. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Revlon color cosmetics.

In the United States, net sales in the second quarter of 2011 were $194.9 million, an increase of $15.6 million, or 8.7%, compared to $179.3 million in the same period last year. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Revlon color cosmetics.

In Asia Pacific, net sales in the second quarter of 2011 were $58.5 million, an increase of $9.8 million, or 20.1%, compared to $48.7 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.2 million, or 8.6%, due to higher net sales of Revlon color cosmetics in China, Australia and certain distributor markets.

In Europe, Middle East and Africa, net sales in the second quarter of 2011 were $52.0 million, an increase of $1.8 million, or 3.6%, compared to $50.2 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $3.4 million, or 6.8%, primarily due to lower net sales of Revlon color cosmetics in the U.K. and Italy, and lower net sales in certain distributor markets.

In Latin America, net sales in the second quarter of 2011 were $26.3 million, a decrease of $2.4 million, or 8.4%, compared to $28.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (including the unfavorable impact of the April 2011 change in the exchange rate of Venezuela’s local currency relative to the U.S. dollar noted below), net sales in Latin America decreased $1.0 million, or 3.5%. The decrease was primarily due to lower net sales in Mexico, Venezuela and certain distributor markets which were partially offset by higher net sales in Argentina. As a result of the fire that destroyed the Company’s facility in Venezuela (see below), the Company has not recorded any net sales in Venezuela since early June 2011. During the second quarter of 2011, lower net sales in Venezuela as a result of the fire were largely offset by higher selling prices in Venezuela given market conditions and inflation, as compared to the same period last year.

In Canada, net sales in the second quarter of 2011 were $19.5 million, a decrease of $1.3 million, or 6.3%, compared to $20.8 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales decreased $2.4 million, or 11.5%, primarily due to lower net sales of Revlon color cosmetics.

Operating income in the second quarter of 2011 was $47.8 million, compared to $47.3 million in the same period last year. Adjusted EBITDA in the second quarter of 2011 was $63.3 million compared to $61.7 million in the same period last year. Operating income and Adjusted EBITDA in the second quarter of 2011 benefited from higher net sales, partially offset by higher cost of sales and higher selling, general and administrative expenses. The increase in selling, general and administrative expenses was primarily attributable to the impact of unfavorable foreign currency fluctuations as compared to the same period last year.

Net income in the second quarter of 2011 was $6.5 million, or $0.12 per diluted share, compared to net income of $16.4 million, or $0.31 per diluted share in the same period last year. Net income in the second quarter of 2011 included charges of $11.3 million, before tax, related to the early extinguishment of debt as a result of the refinancing of the Company’s bank credit facilities. With regard to Venezuela, in the second quarter of 2011, the Company began using a rate of 5.5 bolivars per U.S. dollar, the average rate at which the Company has accessed U.S. dollars, in place of Venezuela’s official exchange rate of 4.3, to translate Revlon Venezuela’s financial statements. Consequently, net income in the second quarter of 2011 included a foreign currency loss of $1.7 million related to the re-measurement of Revlon Venezuela’s balance sheet.

Net cash used in operating activities in the second quarter of 2011 was $20.8 million compared to net cash provided by operating activities of $9.3 million in the same period last year. Free cash flow was negative $24.2 million compared to positive free cash flow of $5.3 million in the same period last year. Cash flow in the second quarter of 2011 included $41.0 million of interest payments and $14.7 million of permanent cabinetry spending as compared to $24.4 million and $7.0 million, respectively, in the second quarter of 2010.

Adjusted EBITDA and free cash flow are non-GAAP measures that are defined in the footnotes to this release and are reconciled in the case of Adjusted EBITDA to net income and in the case of free cash flow to net cash provided by operating activities, their most directly comparable GAAP measures, respectively, in the accompanying financial tables.

Bank Credit Facilities Refinancing

Consistent with the Company’s business strategy of improving its capital structure, the Company refinanced its bank credit facilities in the second quarter of 2011, which reduced interest rates and extended the debt maturities. Under the new $800 million term loan facility, Eurodollar Loans bear interest at the Eurodollar Rate plus a spread of 3.50% per annum, a reduction from the previous spread of 4.00% per annum. Further, the new term loan facility reduced the Eurodollar floor from 2.00% to 1.25%. Under the new $140 million revolving credit facility, the interest rate spread over the LIBOR base rate improved from a 3.00% flat rate to a range of 2.00-2.50%, based on availability under the revolving credit facility, and the commitment fee on unused revolver availability was reduced from 0.75% to 0.375%. The maturity of the term loan facility was extended to November 2017 (previously scheduled to mature in March 2015) and the maturity of the revolving credit facility was extended to June 2016 (previously scheduled to mature in March 2014). Cash costs associated with these refinancings are expected to be $4.6 million, $3.9 million of which was paid during the second quarter of 2011.

Fire at Revlon Venezuela Facility

As previously announced, in early June 2011, the Company’s manufacturing facility in Venezuela was destroyed by fire. In the second quarter of 2011, the Company recorded a $4.9 million impairment loss related to the net book value of Revlon Venezuela’s inventory, property, plant and equipment destroyed by the fire.

The Company maintains comprehensive property and business interruption insurance. As of the end of the second quarter of 2011, the Company believed it was probable that the insurance recovery would at least equal the net book value of inventory, property, plant and equipment destroyed by the fire, and, accordingly, in the second quarter of 2011, recognized income of $4.9 million related to the insurance receivable for the proceeds. This income entirely offsets the impairment loss noted above during the quarter. Subsequent to the end of the quarter, the Company received confirmation that its insurers agreed to an interim advance payment of $15 million to the Company with respect to the fire in Venezuela, which is expected to be received in the third quarter of 2011. An assessment of the extent of the damage and the fire’s impact on the Company’s business in Venezuela is ongoing and therefore the final amount and timing of the ultimate insurance recovery is currently unknown.

For the year ended December 31, 2010, the Company’s subsidiary in Venezuela represented approximately 3% of the Company’s consolidated net sales and approximately 3% of the Company’s total net assets as of December 31, 2010. The Company is currently evaluating options to minimize disruption to its Venezuela business as a result of the fire, however it is not currently able to estimate the full year impact of such fire on its financial results in Venezuela.

Six Months Results

Net sales in the first six months of 2011 increased 8.1% to $684.4 million, compared to net sales of $633.2 million in the first six months of 2010. Excluding favorable foreign currency fluctuations of $16.7 million, net sales increased 5.4%.

In the United States, net sales increased 5.5% to $381.1 million in the first six months of 2011, compared to net sales of $361.4 million in the first six months of 2010.

In Asia Pacific, net sales in the first six months of 2011 were $111.6 million, an increase of $17.0 million, or 18.0%, compared to $94.6 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Asia Pacific increased $8.3 million, or 8.8%.

In Europe, Middle East and Africa, net sales in the first six months of 2011 were $101.7 million, an increase of $8.6 million, or 9.2%, compared to $93.1 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Europe, Middle East and Africa increased $1.4 million, or 1.5%.

In Latin America, net sales in the first six months of 2011 were $53.3 million, an increase of $4.6 million, or 9.4%, compared to $48.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations (including the unfavorable impact of the April 2011 change in the currency exchange rate of Venezuela’s local currency relative to the U.S. dollar), net sales in Latin America increased $5.9 million, or 12.1%.

In Canada, net sales in the first six months of 2011 were $36.7 million, an increase of $1.3 million, or 3.7%, compared to $35.4 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales in Canada decreased $0.8 million, or 2.3%.

Operating income was $92.5 million in the first six months of 2011, compared to $92.7 million in the first six months of 2010. Adjusted EBITDA was $124.0 million in the first six months of 2011, compared to $122.8 million in the same period last year.

Net income in the first six months of 2011 was $16.9 million, or $0.32 per diluted share, compared to $18.6 million, or $0.36 per diluted share in the first six months of 2010. Net income in the first six months of 2011 included charges of $11.3 million, before tax, related to the early extinguishment of debt as a result of the refinancing of the Company’s bank credit facilities, and a foreign currency loss of $1.7 million related to the re-measurement of Revlon Venezuela’s balance sheet noted above. Net income in the first six months of 2010 included $9.7 million of expenses associated with the March 2010 refinancing of the Company’s bank credit facilities and a foreign currency loss of $2.8 million related to the re-measurement of Revlon Venezuela’s balance sheet as a result of Venezuela’s currency devaluation in January 2010.

Net cash provided by operating activities in the first six months of 2011 was $3.3 million compared to $40.5 million in the same period last year, and free cash flow in the first six months of 2011 was negative $2.5 million compared to positive free cash flow of $33.5 million in the same period last year. Cash flow in the first six months of 2011 included $57.1 million of interest payments and $23.6 million of permanent cabinetry spending as compared to $38.5 million and $17.7 million, respectively, in the first six months of 2010.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

Second Quarter 2011 Results and Conference Call

The Company will host a conference call with members of the investment community on July 28, 2011 at 9:30 A.M. EDT to discuss second quarter 2011 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

1 Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

2 Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company’s belief that as of the end of the second quarter of 2011 it was probable that the insurance recovery would at least equal the net book value of inventory, property, plant and equipment destroyed by the fire; (ii) the Company’s expectation that in the third quarter of 2011 it will receive an interim advance payment of $15 million from its insurers with respect to the fire in Venezuela; (iii) the Company's plans to evaluate options to minimize disruption to its Venezuela business as a result of the fire; and (iv) the continued execution of our business strategy to: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2010 Annual Report on Form 10-K that we filed with the SEC in February 2011 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2011 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) less than expected insurance proceeds related to the fire at Revlon Venezuela’s facility; (ii) unexpected changes in the amount or timing of the $15 million payment from the insurers with respect to the fire in Venezuela; (iii) difficulties, delays, unanticipated costs or our inability to minimize disruption to the Company’s Venezuela business as a result of the fire; and (iv) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through, the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

Net sales	$351.2	$327.7	$684.4	$633.2
Cost of sales	121.9	107.0	235.2	215.7
Gross profit	229.3	220.7	449.2	417.5
Selling, general and administrative expenses	181.5	173.4	356.7	324.8

Operating income	47.8	47.3	92.5	92.7

Other expenses, net:
Interest expense	21.7	23.0	44.3	44.3
Interest expense - preferred stock dividends	1.6	1.6	3.2	3.2
Amortization of debt issuance costs	1.4	1.3	2.8	3.0
Loss on early extinguishment of debt, net	11.3	-	11.3	9.7
Foreign currency losses, net	3.0	0.1	3.3	3.9
Miscellaneous, net	0.3	0.5	1.0	0.6
Other expenses, net	39.3	26.5	65.9	64.7

Income from continuing operations before income taxes	8.5	20.8	26.6	28.0
Provision for income taxes	2.6	4.8	10.3	9.8
Income from continuing operations, net of taxes	5.9	16.0	16.3	18.2
Income from discontinued operations, net of taxes	0.6	0.4	0.6	0.4

Net income	$6.5	$16.4	$16.9	$18.6

Basic income per common share:
Continuing operations	0.11	0.31	0.31	0.35
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.12	$0.32	$0.32	$0.36

Diluted income per common share:
Continuing operations	0.11	0.31	0.31	0.35
Discontinued operations	0.01	0.01	0.01	0.01
Net income	$0.12	$0.31	$0.32	$0.36

Weighted average number of common shares outstanding:
Basic	52,175,628	51,894,593	52,164,735	51,883,608
Diluted	52,330,097	52,314,596	52,306,335	52,300,736

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$44.9	$76.7
Trade receivables, net	185.7	197.5
Inventories	141.8	115.0
Deferred income taxes - current	41.7	39.6
Prepaid expenses and other	51.1	47.3
Total current assets	465.2	476.1
Property, plant and equipment, net	101.5	106.2
Deferred income taxes - noncurrent	222.7	229.4
Goodwill, net	194.1	182.7
Other assets	116.5	92.3
Total assets	$1,100.0	$1,086.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$9.0	$3.7
Current portion of long-term debt	18.0	8.0
Accounts payable	103.0	88.3
Accrued expenses and other	190.6	218.5
Total current liabilities	320.6	318.5
Long-term debt	1,110.1	1,100.9
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.3	48.1
Long-term pension and other post-retirement plan liabilities	186.6	201.5
Other long-term liabilities	53.5	55.7
Commitments and contingencies
Total stockholders' deficiency	(677.5)	(696.4)
Total liabilities and stockholders' deficiency	$1,100.0	$1,086.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$16.9	$18.6
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.6)	(0.4)
Depreciation and amortization	30.2	28.1
Amortization of debt discount	1.5	1.0
Stock compensation amortization	1.3	2.0
Provision for deferred income taxes	3.6	0.4
Loss on early extinguishment of debt, net	11.3	9.7
Amortization of debt issuance costs	2.8	3.0
Pension and other post-retirement expense	2.6	4.7
Change in assets and liabilities:
Decrease (increase) in trade receivables	15.4	(1.1)
Increase in inventories	(22.4)	(5.2)
Increase in prepaid expenses and other current assets	(4.7)	(9.7)
Increase in accounts payable	15.2	16.1
(Decrease) increase in accrued expenses and other current liabilities	(27.8)	8.0
Pension and other post-retirement plan contributions	(15.0)	(11.8)
Purchases of permanent displays	(23.6)	(17.7)
Other, net	(3.4)	(5.2)
Net cash provided by operating activities	3.3	40.5

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5.9)	(7.2)
Acquisitions	(39.0)	-
Proceeds from the sale of certain assets	0.1	0.2
Net cash used in investing activities	(44.8)	(7.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	3.6	(0.3)
Borrowings under the 2011 Revolving Credit Facility	10.0	-
Repayments under the 2006 Term Loan Facility	-	(815.0)
Borrowings under the 2010 Term Loan Facility	-	786.0
Repayments under the 2010 Term Loan Facility	(794.0)	(2.0)
Borrowings under the 2011 Term Loan Facility	796.0	-
Payment of financing costs	(3.9)	(17.1)
Other financing activities	(0.7)	(0.4)
Net cash provided by (used in) financing activities	11.0	(48.8)
Effect of exchange rate changes on cash and cash equivalents	(1.3)	(0.6)
Net decrease in cash and cash equivalents	(31.8)	(15.9)
Cash and cash equivalents at beginning of period	76.7	54.5
Cash and cash equivalents at end of period	$44.9	$38.6

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$54.0	$35.4
Preferred stock dividends	$3.1	$3.1
Income taxes, net of refunds	$12.3	$9.6

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.3	$2.4

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$6.5	$16.4
Income from discontinued operations, net of taxes	0.6	0.4
Income from continuing operations, net of taxes	5.9	16.0

Interest expense	23.3	24.6
Amortization of debt issuance costs	1.4	1.3
Loss on early extinguishment of debt, net	11.3	-
Foreign currency losses, net	3.0	0.1
Miscellaneous, net	0.3	0.5
Provision for income taxes	2.6	4.8
Depreciation and amortization	15.5	14.4

Adjusted EBITDA	$63.3	$61.7

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$16.9	$18.6
Income from discontinued operations, net of taxes	0.6	0.4
Income from continuing operations, net of taxes	16.3	18.2

Interest expense	47.5	47.5
Amortization of debt issuance costs	2.8	3.0
Loss on early extinguishment of debt, net	11.3	9.7
Foreign currency losses, net	3.3	3.9
Miscellaneous, net	1.0	0.6
Provision for income taxes	10.3	9.8
Depreciation and amortization	31.5	30.1

Adjusted EBITDA	$124.0	$122.8

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	June 30,
	2011	2010
	(Unaudited)
Reconciliation to net cash (used in) provided by operating activities:
Net cash (used in) provided by operating activities	$(20.8)	$9.3

Less capital expenditures	(3.5)	(4.1)
Plus proceeds from the sale of certain assets	0.1	0.1

Free cash flow	$(24.2)	$5.3

	Six Months Ended
	June 30,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:
Net cash provided by operating activities	$3.3	$40.5

Less capital expenditures	(5.9)	(7.2)
Plus proceeds from the sale of certain assets	0.1	0.2

Free cash flow	$(2.5)	$33.5

CONTACT:
Revlon, Inc.
Investor Relations & Media Contact:
Elise Garofalo, 212-527-5264
Senior Vice President, Treasurer and Investor Relations